Exhibit 1

CEMEX, S.A.B. DE C.V.

NOTICE OF ORDINARY GENERAL SHAREHOLDERS’ MEETING

The Board of Directors of Cemex, S.A.B. de C.V. (the “Company”) has resolved to call an Ordinary General Shareholders’ Meeting of the Company (the “Ordinary Meeting”) to be held at the building named “Cemex Constitución”, located at Avenida Constitución 444 Poniente, ground floor, in the city of Monterrey, Mexico, at 12:00 P.M. (local time) on March 26, 2026, in accordance with the following:

AGENDA:

I.

PRESENTATION OF THE CHIEF EXECUTIVE OFFICER’S REPORT, INCLUDING CEMEX’S STATEMENT OF FINANCIAL POSITION, INCOME STATEMENT, CASH FLOW STATEMENT AND STATEMENT OF CHANGES IN EQUITY, ALONG WITH THE OPINION OF THE EXTERNAL AUDITOR AND PRESENTATION OF THE BOARD OF DIRECTORS’ REPORT, FOR THE YEAR 2025, PURSUANT TO THE MEXICAN SECURITIES MARKET LAW (LEY DEL MERCADO DE VALORES); THEIR DISCUSSION AND, WHERE APPLICABLE, APPROVAL, AFTER HEARING THE OPINION OF THE BOARD OF DIRECTORS ON THE CHIEF EXECUTIVE OFFICER’S REPORT, THE AUDIT COMMITTEE’S REPORT, THE CORPORATE PRACTICES AND FINANCE COMMITTEE’S REPORT, THE SUSTAINABILITY, CLIMATE ACTION, SOCIAL IMPACT AND DIVERSITY COMMITTEE’S REPORT, THE REPORT OF THE ACCOUNTING AND INFORMATION POLICIES AND CRITERIA FOLLOWED IN THE PREPARATION OF THE FINANCIAL INFORMATION, AND THE REPORT ON CEMEX’S TAX SITUATION.

II.	PROPOSAL OF ALLOCATION OF PROFITS FOR THE YEAR ENDED DECEMBER 31, 2025, WHICH INCLUDES THE DECLARATION OF A CASH DIVIDEND.

III.	PROPOSAL TO SET THE MAXIMUM AMOUNT OF THE FUND FOR THE ACQUISITION OF CEMEX’S SHARES OR OTHER SECURITIES REPRESENTING SUCH SHARES.

IV.	APPOINTMENT ON AN INDIVIDUAL BASIS OF EACH MEMBER OF THE BOARD OF DIRECTORS, AS WELL AS THE CHAIRMAN, SECRETARY AND ASSISTANT SECRETARY OF THE BOARD OF DIRECTORS.

V.	APPOINTMENT ON AN INDIVIDUAL BASIS OF EACH MEMBER OF THE BOARD OF DIRECTORS’ AUDIT COMMITTEE, AS WELL AS THE CHAIR, SECRETARY AND ASSISTANT SECRETARY OF SUCH COMMITTEE.

VI.	APPOINTMENT ON AN INDIVIDUAL BASIS OF EACH MEMBER OF THE BOARD OF DIRECTORS’ CORPORATE PRACTICES AND FINANCE COMMITTEE, AS WELL AS THE CHAIR, SECRETARY AND ASSISTANT SECRETARY OF SUCH COMMITTEE.

Notice and Agenda – Ordinary Shareholders’ Meeting 2026

VII.

APPOINTMENT ON AN INDIVIDUAL BASIS OF EACH MEMBER OF THE BOARD OF DIRECTORS’ SUSTAINABILITY, CLIMATE ACTION, SOCIAL IMPACT, AND DIVERSITY COMMITTEE, AS WELL AS THE CHAIR, SECRETARY AND ASSISTANT SECRETARY OF SUCH COMMITTEE.

VIII.	COMPENSATION OF THE MEMBERS OF THE BOARD OF DIRECTORS, OF THE AUDIT, CORPORATE PRACTICES AND FINANCE, AND SUSTAINABILITY, CLIMATE ACTION, SOCIAL IMPACT, AND DIVERSITY COMMITTEES.

IX.	APPOINTMENT OF THE PERSON OR PERSONS TO FORMALIZE THE RESOLUTIONS ADOPTED AT THE MEETING.

In order to be admitted into the Ordinary Meeting, shareholders must prove their status as such, by submitting to Cemex’s Corporate Secretariat, located at Avenida Ricardo Margáin Zozaya 325, Colonia Valle del Campestre, San Pedro Garza García, Nuevo León, Mexico, at least 48 (forty-eight) hours before the Ordinary Meeting is to be held, the shares under their name or the corresponding certificates of deposit issued by a credit institution or institution for the deposit of securities through a market intermediary operating in accordance with the Mexican Securities Market Law (Ley del Mercado de Valores). Additionally, pursuant to Article 14 of Cemex’s Bylaws, the person to whom the documents evidencing the deposit are issued, must also be registered as a shareholder in the Shareholders Registry kept by Cemex, and, if applicable, in the Major Shareholders’ Registry, and must also comply with the measures designed to prevent the acquisition of shares that would directly or indirectly confer significant share ownership of Cemex, pursuant to Articles 7 and 10 of Cemex’s Bylaws. If the provisions of subsections II.- (A) and II.- (B) of the aforementioned Article 7 are not complied with, the holder(s) will not be able to exercise the inherent rights of the shares over which they would have ownership and such shares will be excluded from the determination of the quorum of the Ordinary Meeting; furthermore Cemex will abstain from registering such holder(s) in the Shareholders Registry referred to in the Mexican General Corporations Law (Ley General de Sociedades Mercantiles), and any registry made through the Institute for the Deposit of Securities (Instituto para el Depósito de Valores), if applicable, will not take effect.

The certificates of deposit will be exchanged for admission cards, which shall specify the name of the shareholder and the number of shares such shareholder holds or represents. The deposited shares or the corresponding certificates will be returned upon the Ordinary Meeting’s conclusion in exchange for the admission card issued by Cemex’s Corporate Secretariat. The abovementioned admission cards are required in order to be granted access to the Ordinary Meeting.

In accordance with the Mexican Securities Market Law (Ley del Mercado de Valores), the forms for powers of attorney, which can be used by individuals wishing to attend the Ordinary Meeting as representatives of shareholders, as well as the documentation related to each of the items listed in the agenda of the Ordinary Meeting, will be available to market intermediaries and parties who have a recognized interest at the Company’s Corporate Secretariat located at Avenida Ricardo Margáin Zozaya number 325, Colonia Valle del Campestre, San Pedro Garza García, Nuevo León, Mexico.

Notice and Agenda – Ordinary Shareholders’ Meeting 2026

All Mexican shareholders who have not exchanged their shares for Ordinary Participation Certificates (Certificados de Participación Ordinarios) (CEMEX.CPO), or who do not maintain their shares in an investment account with a financial or securities intermediary, and who are recorded in the Shareholders Registry kept by Cemex, will need to submit their Federal Registry of Taxpayers Certificate (cédula de Registro Federal de Contribuyentes) to attend the Ordinary Meeting. Additionally, for purposes of Article 6 of the Company’s Bylaws, non-Mexican shareholders must identify themselves as such to the Company or to the financial or stock market intermediary with whom they hold their shares.

Capitalized terms used in this notice but not defined herein shall have the meaning assigned to them in the Bylaws of the Company.

Monterrey, Nuevo León, as of February 6, 2026.

[Signed by Roger Saldaña Madero]

Lic. Roger Saldaña Madero
Secretary of the Board of Directors

Notice and Agenda – Ordinary Shareholders’ Meeting 2026

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